Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ir@allegiancebank.com

ALLEGIANCE BANCSHARES, INC.

ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

HOUSTON, Texas, October 25, 2019 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, today announced a plan of succession in which Steven F. Retzloff, age 63, the current President of Allegiance, will be promoted to Chief Executive Officer, effective January 1, 2020, succeeding George Martinez in the role.  Mr. Retzloff will continue to serve as the executive Chairman of Allegiance Bank (the “Bank”). Mr. Martinez, age 77, will continue to serve as Chairman of Allegiance’s Board of Directors in 2020. In addition, Mr. Martinez will retire as Chief Executive Officer of the Bank and assume the role of Vice Chairman of the Bank on January 1, 2020.

“With the company in a strong financial position and with its outstanding culture and people in place, this is the right time for Allegiance to move forward with the next step in the succession plan we established twelve years ago when Steve and I co-founded the Bank,” said George Martinez, who has served as Allegiance’s Chairman and Chief Executive Officer since its founding in 2008. “Over the next few months, Steve and I will work closely to ensure the effective and orderly transition of the Chief Executive Officer role and responsibilities. The company’s future is in great hands with Steve, the executive leadership team and our more than 580 dedicated employees. I am proud of what they have helped us achieve and look forward to watching Allegiance’s further success in the years ahead,” concluded Martinez.

“It’s been an honor to learn from and serve beside a remarkable leader like George Martinez,” said Steve Retzloff, Allegiance’s President and Allegiance Bank’s Chairman of the Board. “I am grateful to Allegiance’s Board of Directors for their confidence in me to carry on George’s legacy of achievement and growth.  We appreciate that he has agreed to continue to serve as Chairman of our Board as we transition into this next chapter of our story.   On behalf of the entire Allegiance family, I thank George for his dedication and service as he retires from his day-to-day responsibilities as part of the leadership team and turns his focus to strategic initiatives.  I value my relationship with him and will continue to call upon his wisdom and guidance,” continued Retzloff.

As part of the succession plan, Ramon A. Vitulli, III will be promoted from Executive Vice President to President of Allegiance, succeeding Mr. Retzloff, effective January 1, 2020.  In addition, effective January 1, 2020, Mr. Vitulli will be promoted from President and Chief Operating Officer to Chief Executive Officer of the Bank.

Okan I. Akin, Executive Vice President and Chief Risk Officer of Allegiance and the Bank, will succeed Mr. Vitulli in the office of President of the Bank effective January 1, 2020, serving as both President and Chief Risk Officer.  Mr. Akin will continue to serve as Executive Vice President and Chief Risk Officer of Allegiance.

About Allegiance Bancshares, Inc.

As of September 30, 2019, Allegiance was a $4.91 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  As of September 30, 2019, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT: Allegiance Bancshares, Inc.

ir@allegiancebank.com